MUELLER INDUSTRIES, INC.
STOCK SYMBOL: MLI	FOR IMMEDIATE RELEASE

CONTACT:	Kent A. McKee
(901) 753-3208

Harvey L. Karp Resigns From Board of Directors
of Mueller Industries, Inc; Board Appoints
Alexander P. Federbush as Non-Executive Chairman of Board

MEMPHIS, T.N.– November 3, 2011 – Mueller Industries, Inc. (NYSE: MLI) announced today that Harvey L. Karp notified the Company that he will resign as Chairman of the Company and as a member of the Board of Directors of the Company, effective as of December 31, 2011.  Following his resignation, Mr. Karp will have the title of Chairman Emeritus and will remain a consultant with the Company.

Karp commented, “Mueller is a remarkable company and I am proud to have been associated with such a dedicated group of people for more than twenty years.  I am delighted to continue to consult with the Company and help this talented team.”  Gregory Christopher, Chief Executive Officer commented, “While we are saddened to lose Harvey as Chairman of our Company, we are excited that he will consult with us for at least the next six years.  Harvey has been critical in building Mueller and his determination and contributions cannot be overstated.”

Effective as of January 1, 2012, Alexander P. Federbush, a current independent member of the Board of Directors, will be appointed as the non-executive Chairman of the Board.  Mr. Federbush added, “The Board of Directors thanks Harvey for his contributions and his longstanding commitment to the Company.”

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Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller’s business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.